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                                                                    EXHIBIT 99.1

                          TEXAS AIRSONICS, INC. PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF TEXAS AIRSONICS, INC.

The undersigned hereby constitutes and appoints Ben J. Gallant and Charles A. Nichols, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of stock of Texas Airsonics, Inc. ("Texas Air") which the undersigned is entitled to vote if then personally present, at the Special Meeting of Stockholders of Texas Air to be held on July 27, 1996 at 9:00 a.m. at the principal offices of Texas Air at 5555 Bear Lane, Corpus Christi, Texas, and all adjournments thereof, upon the following matters which are being proposed by Texas Air:

THE BOARD RECOMMENDS A VOTE FOR ALL MATTERS

    Proposal to approve an Agreement and Plan of Reorganization between American Dental Technologies, Inc., a Delaware corporation ("ADT"); ADT Merger Corp., a Texas corporation and wholly owned subsidiary of ADT ("Merger Sub"); and Texas Air, dated as of November 22, 1995, and related Agreement of Merger between Texas Air and Merger Sub, as amended (collectively the "Agreement") (the "Merger"), pursuant to which, among other things; (a) Texas Air will be merged with and into Merger Sub (the "Merger"), pursuant to which, among other things, (i) Merger Sub will be the surviving corporation and change its name Texas Airsonics, Inc.; (ii) the separate existence of Texas Air will cease;
    (iii) each outstanding share of Texas Air common stock ("Texas Air Common Stock") (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) will be converted into
    5.425 shares of ADT common stock, together with a warrant to purchase
    3.321 shares of ADT common stock at a purchase price of $1.00 per share (subject to adjustments depending upon the trading price of ADT's common stock prior to approval of the Merger, as provided in the Agreement) for three years following the Merger; and (iv) Texas Air will distribute $10,000 and all of its patent rights for products not intended for ultimate use in the dental field ("Patent Rights") to a Texas limited partnership composed of Ben J. Gallant, Wayne A. Johnson II and Charles A. Nichols as the general partners, and the other Texas Air stockholders (other than those who exercise their dissenters' rights) as limited partners, subject to a license agreement to ADT providing, among other things, a royalty equal to eight percent (8%) of industrial product gross revenues to the partnership for six (6) years.

               [ ]                  [ ]                   [ ]
               FOR                AGAINST               ABSTAIN


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

I (we) acknowledge receipt of the Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus dated June 27, 1996 and ratify all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

NOTE: Please complete, sign and return promptly in the envelope provided. Print and sign exactly as your name appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint tenants should both sign as such.

Date:
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                                                   (please sign above)


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                                                   (print name above)